[LETTERHEAD OF BINGHAM GREENEBAUM DOLL LLP]

Exhibit 5.9

May 6, 2015

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Guaranty by the “Guarantors” (defined below) of Debt Securities

Ladies and Gentlemen:

We have acted as special counsel in the State of Indiana, the Commonwealth of Kentucky and the State of Ohio (the “States”) for Frankfort Health Partners, Inc., an Indiana corporation, QHG of Cinton County, Inc., an Indiana corporation, Hospital of Fulton, Inc., a Kentucky corporation, Hospital of Louisa, Inc., a Kentucky corporation, Jackson Hospital Corporation, a Kentucky corporation and QHG of Massillon, Inc., an Ohio corporation (collectively, “Guarantors” and individually, a “Guarantor”), in connection with the Guarantors’ proposed guarantees (the “Guarantees”), along with the other guarantors under the Indentures (as defined below), of debt securities (collectively, the “Debt Securities”) to be issued from time to time by Community Health Systems, Inc., a Delaware corporation (“Parent”), or CHS/Community Health Systems, Inc., a Delaware corporation (“CHS/CHS” and, together with Parent, the “Issuers”), pursuant to forms of senior and subordinated notes indentures (collectively, the “Indentures”) that were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Issuers’ registration statement on Form S-3 (the “Registration Statement”) on or about May [6], 2015.

In rendering the opinions expressed below, we have examined and relied on originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement and the Indentures. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other investigations as we have deemed relevant and necessary in connection with the opinions expressed herein including certification of existence for each of the Guarantors and their organizational documents as filed with the respective Secretaries of State and documents presented to us as their respective bylaws.

Based on the foregoing, we are of the opinion that, subject to the assumptions, qualifications and limitations set forth herein:

1. Each Guarantor is a corporation, validly existing under the laws of its jurisdiction of incorporation indicated above.

2. Each Guarantor has the requisite corporate power and authority to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Guarantees.

Bingham Greenebaum Doll LLP

CHS/Community Health Systems, Inc.

May 6, 2015

3. The Debt Guarantees, upon being duly authorized by all necessary corporate action, executed by an authorized signatory and delivered, will be validly authorized, executed, and delivered for corporate law purposes by each Guarantor.

In rendering the opinion set forth above, we have further assumed, without independent investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents, that persons purporting to act on behalf of any Guarantor occupy the position which they purport to occupy and that facts recited in any of such documents are true and correct. In our review and in preparing and rendering this opinion, we have found no reason to believe that any of such stated facts upon which we have relied in rendering this opinion are not correct.

Our opinions above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) the exercise of judicial discretion in accordance with principles of equity and (v) an implied covenant of good faith and fair dealing.

We are members of the respective Bar of each of the States, and we do not express any opinion herein concerning any law other than the law of the States.

This opinion is rendered as of the date of this letter, and we express no opinion as to circumstances or events which may occur subsequent to such date. This opinion is rendered to you in connection with the transactions described above. We hereby consent to any reliance on this opinion letter and the opinions provided herein by the law firm Hodgson Russ LLP in connection with the legal opinion provided by that law firm that is in included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

BINGHAM GREENEBAUM DOLL LLP

/s/ Bingham Greenebaum Doll LLP